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                                                                   EXHIBIT 10.74

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made as of the 11th day of April, 1997, by and among HAYES MICROCOMPUTER PRODUCTS, INC., a Georgia corporation ("Hayes"), CARDINAL TECHNOLOGIES, INC., a Pennsylvania corporation (the "Company"), VULCAN VENTURES INCORPORATED, a Washington corporation ("Vulcan"), and the direct subsidiary of Hayes, HAYES MERGER SUB., INC., a Pennsylvania corporation ("Merger Sub").

                                   BACKGROUND

         A. On March 12, 1997, Hayes, the Company and Vulcan entered into that certain letter of intent for the purpose of proceeding with an all cash merger between Merger Sub and the Company (the "Letter of Intent").

         B. This Agreement and Plan of Merger constitutes the Definitive Agreement as described in the Letter of Intent.

                                    AGREEMENT

         In consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereby agree as follows:

         1.       Plan of Merger.

                  1.1      Terms and Conditions of Merger.

                           (a)      Merger.  Prior to the date hereof, Hayes has
formed Merger Sub, a directly owned subsidiary formed under the Pennsylvania Business Corporation Law (the "Pennsylvania BCL") for the purpose of accomplishing the merger described herein. Upon the terms and subject to the conditions set forth herein and in accordance with the Pennsylvania BCL, at the Effective Time, Merger Sub shall be merged with and into the Company (the "Merger"), and the separate existence of Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). At the Closing Merger Sub and the Company shall cause Articles of Merger in the form attached hereto as Exhibit "1.1(a)" (the "Articles of Merger"), together with all other required certifications, filings and instruments, to be duly filed with the Secretary of State of the Commonwealth of Pennsylvania and cause all fees associated therewith to be paid. The Merger

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shall be effective at the time of such filings with the said Secretary of State
(the "Effective Time").

                           (b)      Conversion of Common Shares.  At the
Effective Time, each outstanding share of capital stock of the Company (the "Company Shares"), other than Company Shares held in the treasury of the Company which shall be canceled and retired, shall be converted into and evidence the right to receive an amount per Company Share equal to Two Million Five Hundred Thousand Dollars ($2,500,000) (the "Merger Consideration") divided by the aggregate number of Company Shares outstanding immediately prior to the Effective Time (the "Merger Consideration Per Share"). At the Effective Time, each outstanding common share, par value $.01 per share, of Merger Sub shall be converted into one common share, par value $.01 per share, of the Surviving Corporation.

                           (c)      Stock Options.  At the Effective Time, all
unexercised options to purchase Company Shares shall be converted into the right to receive the Merger Consideration Per Share upon proper exercise of such option.

                           (d)      Dissenting Shares.  Notwithstanding anything
in this Agreement to the contrary, Company Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing, and who has demanded to be paid the fair value of such Company Shares in accordance with Chapter 15, Subchapter D of the Pennsylvania BCL ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration , unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal but shall be canceled and converted into the right, if and to the extent perfected in accordance with applicable law, to receive the "fair value" thereof as determined in accordance with the Pennsylvania BCL. If, after the Effective Time, such holder fails to perfect or withdraws or loses his right to appraisal, such Company Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates formerly representing such Company Shares less any required withholding of taxes. The Company shall give Hayes and Merger Sub prompt notice of all demands received by the Company for appraisal of Company Shares prior to the Effective Time and the Surviving Corporation shall give Vulcan prompt notice of all demands received by the Company for appraisal of Company Shares after the Effective Time. Vulcan shall have the right and obligation to direct all negotiations and proceedings with respect to such demands.

                           (e)      Articles of Incorporation; Bylaws; Officers
and Directors. The Articles of Incorporation and Bylaws of the Company shall be amended and restated as of the Effective Time so that the Articles of Incorporation and Bylaws of Merger Sub, copies of which are attached hereto as Exhibit "1.1(e)," shall be the Amended and Restated Articles of Incorporation and Bylaws of the Surviving Corporation following the Merger. At the Effective Time, the Board of Directors of the Company shall no longer be the Board of Directors of the Surviving Corporation. At the Effective Time, the officers of the Company shall no longer be the officers of the Surviving Corporation. The Board of Directors and the officers of Merger Sub

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shall become, at the Effective Time, the Board of Directors and officers of the
Surviving Corporation.

                           (f)      Formation and Capitalization of Merger Sub.
Prior to the Effective Time, Hayes shall cause Merger Sub to take all such corporate and other actions necessary to consummate the transactions contemplated by this Agreement. Hayes agrees to vote its Merger Sub Stock in favor of the Merger. Subject to the terms and conditions of this Agreement, Hayes agrees to capitalize Merger Sub in at least the amount of Two Million Five Hundred Thousand and No/Hundredths Dollars ($2,500,000.00).

                           (g)      Shareholder Approval.  The Company has or
shall prior to Closing take such actions as are necessary in accordance with applicable law to obtain the approval of its shareholders to this Agreement, the Merger and the consummation of the transactions contemplated hereby.

                           (h)      Payment for Company Shares .  Promptly after
the Effective Time, the Surviving Corporation shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Company Shares (the "Certificates"), a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Surviving Corporation) and instructions for effecting the surrender of the Certificates for payment of the Merger Consideration. Upon surrender to the Surviving Corporation of a Certificate (or an affidavit as to its loss with an appropriate indemnity), together with a duly executed letter of transmittal and any other required documents, the holder of such Certificate shall receive in exchange therefor (as promptly as practicable) the Merger Consideration Per Share, without any interest thereon, less any required withholding of taxes, and such Certificate shall forthwith be canceled. If payment is to be made to a person other than the person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on the Certificate or any related stock power shall be properly guaranteed and that the person requesting such payment shall either pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate so surrendered or establish to the satisfaction of Vulcan and the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this 1.1(h), each Certificate (other than (i) Certificates representing Company Shares held in the Company's treasury which shall be canceled at the Effective Time, or (ii) Certificates representing Dissenting Shares, which shall represent for all purposes only the right, if perfected, to receive fair value as provided in
Section 1.1(d)) shall represent for all purposes only the right to receive the Merger Consideration Per Share. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the Company Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration Per Share in accordance with procedures set forth in this Section 1.1(h). From and after the Effective Time, the holders of Certificates evidencing ownership of Company Shares outstanding immediately prior to the Effective Time shall

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cease to have any rights with respect to such Company Shares except as otherwise provided herein or by applicable law. Such holders shall have no rights, after the Effective Time, with respect to such Company Shares except to surrender such Certificates in exchange for cash pursuant to this Agreement or to perfect any rights to receive fair value as a holder of Dissenting Shares that such holders may have pursuant to the Pennsylvania BCL. Any portion of the Merger Consideration that remains unclaimed by the shareholders of the Company for one year after the Effective Time shall be paid to and shall become the property of Vulcan. Notwithstanding anything to the contrary in this Section 1.1, neither Vulcan nor the Surviving Corporation shall be liable to a holder of a Certificate formerly representing Company Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  1.2 Effect of Merger; Tax Status of Merger. The Merger shall have the effects set forth in Section 1929 of the Pennsylvania BCL. Without limiting the generality of the foregoing, immediately after the Merger the Surviving Corporation shall possess all of the rights, privileges, powers and franchises of each of the Company and Merger Sub, and all property and other interests due or belonging to the Company and Merger Sub shall be vested in the Surviving Corporation. It is the intent of the parties hereto that the Merger will be consummated in accordance with the applicable provisions of the Pennsylvania BCL. It shall not be a condition to the consummation of the Merger that any party shall have received a ruling of the Internal Revenue Service or an opinion of tax counsel as to the federal income tax consequences of the Merger.

                  1.3 Closing. The consummation of the Merger as provided herein shall take place at the offices of Womble Carlyle Sandridge & Rice, PLLC, Suite 700, 1275 Peachtree Street, N.E., Atlanta, Georgia 30309, on the next business day following the fulfillment of the conditions to Closing set forth in
Section 5 and Section 6 hereof, but not later than April 16, 1997, at 10:00 A.M. EST, or at such other time and place as the Company, Hayes and Vulcan mutually agree upon (the time, date and place are hereby designated as the "Closing"). At the Closing, each of the following transactions shall occur:

                           (a)      The Company shall deliver to Hayes the
following:

                                    (i)   evidence of the filing of the
Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania;

                                    (ii)  certificate of good standing for the
Company, as of the most recent practicable date, from the Secretary of State of the Commonwealth of Pennsylvania;

                                    (iii) executed consents and waivers and
copies of all authorizations required to close the Merger as set forth in this Agreement and the Schedules hereto;

                                    (iv)  the opinions of counsel contemplated
by Section 6.8 hereof;

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                                    (v)     a certificate of the Secretary or
an Assistant Secretary or other officer of the Company dated the date of Closing certifying the names of the Directors of the Company and the names of the officers of the Company authorized to sign this Agreement, and any other documents, instruments or certificates to be delivered pursuant to this Agreement by the Company or any of its officers, together with the true signatures of such officers;

                                    (vi)    a copy of the resolutions of the
Board of Directors and the shareholders of the Company evidencing the approval of this Agreement, the Merger, and the other matters contemplated hereby, certified by the Secretary or an Assistant Secretary of the Company to be true, complete and correct as of the Closing date;

                                    (vii)   the compliance certificate required
by Section 6.3 hereof; and

                                    (viii)  the documents required to be
delivered by the Company pursuant to Section 6.6 hereof; and

                                    (ix)    the Resignations, effective at the
Effective Time, of all Officers and Directors of the Company, and the releases of the Company from each of Frank Leonardi, Jeff Murphy and Kevin Doren.

                           (b) Hayes shall deliver to Vulcan the following:

                                    (i)     a copy of the resolutions of the
Board of Directors and shareholders, to the extent required of Merger Sub, evidencing the approval of this Agreement, the Merger, and the other matters contemplated hereby, certified by the Secretary or an Assistant Secretary of Merger Sub, to be true, complete and correct as of the date of Closing;

                                    (ii)    a copy of the resolutions of the
Board of Directors and shareholders, to the extent required of Hayes, evidencing the approval of this Agreement, the Merger, and the other matters contemplated hereby, certified by the Secretary or an Assistant Secretary of Hayes, to be true, complete and correct as of the date of Closing;

                                    (iii)   the opinion of counsel to Hayes
required by Section 5.6(a) hereof;

                                    (iv)    certificates of the Secretary or an
Assistant Secretary or other officer of Hayes and Merger Sub, dated the Closing, certifying the names of the officers of Hayes and Merger Sub authorized to sign this Agreement and the other documents, instruments or certificates to be delivered pursuant to this Agreement by Hayes and/or Merger Sub, or any of its/their officers, together with the true signatures of such officers;

                                    (v)     the documents required to be
delivered by Hayes pursuant to by Section 5.7 hereof;

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                                    (vi)    executed consents and waivers and
copies of all authorizations required to close the Merger, as set forth in this Agreement and the Schedules hereto, and

                                    (vii) the compliance certificate required
by Section 5.3.

                           (c) Vulcan shall deliver to Hayes the following:

                                    (i)   a copy of the resolutions of the
Board of Directors and Shareholders, to the extent required of Vulcan, evidencing the approval of this Agreement, the Merger and the other matters contemplated hereby, certified by the Secretary or an Assistant Secretary of Vulcan, to be true, complete and correct as of the date of Closing;

                                    (ii)  the Certificates of the Secretary or
an Assistant Secretary or other officer of Vulcan, dated the Closing Date, certifying the names of the officers of Vulcan authorized to sign this Agreement and the other documents, instruments or certificates to be delivered pursuant to this Agreement by Vulcan, or any of its officers, together with the true signatures of such officers;

                                    (iii) the documents required to be delivered
by Vulcan pursuant to Section 5.6 hereof;

                                    (iv)  the compliance certificate required by
Section 6.3 hereof; and

                                    (v)   the opinion of counsel required by
Section 6.8 hereof.

                           (d) Vulcan shall deliver to the Company the
following:

                                    (i)   certificates representing all of the
Company Shares owned by it;

                                    (ii)  the documents required to be delivered
by it pursuant to Section 6.6 hereof

                           (e)      Other Documents.  Each of the parties hereto
shall deliver to the appropriate other party all of the other documents required to be delivered by this Agreement and the Transactions described herein.

         2. Representations and Warranties of the Company. The Company hereby represents and warrants to Hayes, except as set forth on the Schedules of Exception or in other Schedules contained in this Agreement, that each of the following statements is true and correct on the date hereof and will be true and correct immediately prior to the Effective Time of the Closing. For purposes of the following, "best knowledge" shall be deemed to mean the knowledge of any member of the Board of Directors of the Company, the interim CEO or the Controller, after due

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inquiry as to the matters contained herein. Also, for purposes of this Section
2, all representations and warranties relating to material adverse effects on the Company shall be deemed to apply to the Company and its subsidiaries, taken as a whole.

                  2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania (with respect to the Company) and the laws of Germany and the laws of Japan, respectively, for each of the Company's subsidiaries, and each has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify might result, individually or in the aggregate, in a material adverse change in the assets, condition or prospects of the Company, financial or otherwise. A true, correct and complete copy of the Articles of Incorporation as currently in effect and the Bylaws as currently in effect of the Company are attached hereto as Exhibit "2.1".

                  2.2      Capitalization.

                           (a)      Issued and Outstanding Stock.

                                    (i)     The entire authorized capital stock
of the Company currently consists, and immediately prior to the Merger will consist, of 125,000,000 shares of Common Stock of which 46,425,069 shares are issued and outstanding as of the date hereof and 63,091,735 will be issued and outstanding after the conversion of $10,000,000 debt and accrued interest outstanding to Vulcan immediately before the Effective Time, in the manner disclosed in the Schedule of Exceptions (less any shares of Common Stock as to which the holder thereof has perfected its right to obtain the fair value thereof in connection with the Red Wing Transaction and plus any shares of Common Stock issued upon the proper exercise after the date hereof but prior to the Effective Time, of existing employee stock options). Immediately prior to the Effective Time, there are stock options issued to employees and former employees of the Company entitling such holders to purchase an aggregate of 8,073,094 shares of Common Stock upon proper exercise thereof and payment of the exercise price of $.51 per share. All such options are nontransferable and expire 90 days from the termination of the holder's employment with the Company, and at the Effective Time will represent only the right to receive the Merger Consideration Per Share upon proper exercise thereof.

                                    (ii) At the Effective Time, as a result of
the Merger, the entire authorized capital stock of the Surviving Corporation shall consist of 1,000 Common Shares, of which 100 Common Shares shall be issued and outstanding to Hayes.

                           (b)      Agreements for Purchase of Securities.
Except for the rights granted pursuant to this Agreement, prior to and as of the Effective Time there will not be any outstanding options, warrants, rights (including conversion rights, preemptive rights or rights of first offer) or agreements for the purchase or acquisition from the Company of any shares of its

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capital stock or any obligation of the Company to pay dividends on such shares or to purchase, redeem or retire such shares.

                           (c)      The issued and outstanding shares of capital
stock of the Company are duly and validly issued, fully paid and nonassessable, and (i) the shares issued to Vulcan, CSK Venture Capital Co., Ltd (for CSK-1(A) Investment Fund, CSK-1(B) Investment Fund, and CSK-2 Investment Fund) (collectively, "CSK") and UMAX Data Systems, Inc. ("UMAX"), and (ii) to the best knowledge of the Company, all other such shares of such capital stock and other securities of the Company have been issued in compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "Securities Act"), or in compliance with applicable exemptions therefrom, the registration and qualification requirements of all applicable securities laws of states of the United States and all other provisions of applicable securities laws of the states of the United States, including, without limitation, anti-fraud provisions.

                           (d)      The Shareholder Ledger of the Company
includes a true, correct and complete list, both as of the date hereof and immediately prior to the Merger, of all issued and outstanding shares of the capital stock of the Company, together with a true, correct and complete list of the shareholders.

                  2.3 Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, partnership or other business entity, except for the Japanese subsidiary and the German subsidiary as described on the Schedule of Exceptions.

                  2.4 Authorization. The Company has the capacity and authority to execute and deliver this Agreement and the other documents, instruments and agreements to be entered into pursuant hereto and thereto by it, to perform hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby without the necessity of any act or consent of any other person whomsoever. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the other agreements, documents and instruments to be entered into by the Company pursuant hereto and thereto has been taken or will be taken on or prior to the Closing, and this Agreement and all other agreements made and entered into by the Company pursuant to this Agreement constitute valid and legally binding obligations of the Company enforceable in accordance with each of their terms, except as affected by public policy, equitable principles or the exercise of judicial discretion.

                  2.5 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any foreign, United States federal, state, local or provincial governmental authority on the part of the Company is required to be obtained in connection with the Company's valid execution, delivery, or performance of this Agreement, except as required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act").

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                  2.6      Litigation. There is no action, suit, proceeding,
claim, arbitration, audit or investigation (an "Action") pending or to the best knowledge of the Company currently threatened against the Company, its properties or assets or, to the best knowledge of the Company, against any officer, director, employee, consultant, independent contractor, agency employee or other agent of the Company in connection with such individual's relationship with, or actions taken on behalf of, the Company which questions the validity of this Agreement or the right of the Company to enter into this Agreement, or to consummate the transactions contemplated hereby, or which might result, either individually or in the aggregate, in any adverse change in the assets, condition, or prospects of the Company taken as a whole, financial or otherwise, or any change in the current equity ownership of the Company. The Company is not a party or subject to the provisions of any material settlement agreement, order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by the Company currently pending or which the Company intends to initiate.

                  2.7 Patents and Trademarks. To the best knowledge of the Company, the Company's business as now conducted does not conflict with or infringe upon anyone's patents, copyrights, trademarks, service marks, mask works, trade secrets, or other proprietary rights in a manner which would have a material adverse effect on the assets, condition or prospects of the Company, financial or otherwise. To the best knowledge of the Company, the Company owns, or has the right to use, all patents, trademarks, service marks, copyrights, mask works, trade secrets or other proprietary rights necessary for the conduct of its business as it is presently conducted without infringing on any patents, trademarks or service marks, copyrights, mask works, trade secrets or other proprietary rights of others. The Company has not received any communications alleging that the Company (or any of its respective employees or consultants) has violated or infringed any patents, trademarks, service marks, copyrights, mask works, trade secrets or other proprietary rights of any other person or entity. A complete list of all the Company's patents, trademarks, service marks, copyrights, and mask works, including applications for the foregoing, is attached as Schedule 2.7 hereto. To the best knowledge of the Company, no third party has any ownership right, title, interest, claim in or lien on any of the Company's patents, trademarks, service marks, copyrights, mask works, trade secrets or other proprietary rights. The Company is not obligated to pay any royalties or other payments to third parties with respect to the license or use of any patents, trademarks, service marks, copyrights, mask works, trade secrets or other proprietary rights, except for Royalty Agreements disclosed pursuant to
Section 2.9.

                  2.8 Compliance with Law. The execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby will not, violate or constitute an occurrence of default under any provision of the Articles of Incorporation or Bylaws of the Company, or any judgment, order, writ or decree to which the Company is a party or by which it is bound or its assets are affected, or violate in any material respect foreign, domestic, federal, state or local statute, ordinance, rule or regulation applicable to the Company, its business and assets. The Company is presently conducting its business so as to comply with all applicable foreign, domestic, federal, state and local statutes, ordinances, rules and regulations of any governmental authority, the violation of which would have a material adverse effect on

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the assets, condition or prospects of the Company, financial or otherwise. The
Company is presently conducting its business so as to comply in all respects with all judgments, orders, writs and decrees to which it is a party or its assets or businesses are affected.

                  2.9      Agreements; Action.

                           (a)      Except as provided in Schedule 2.9, there
are no agreements, understandings, instruments or contracts to which the Company is a party or by which it is bound which involve (i) the leasing or subleasing of any real property or material item of personal property (which shall exclude leases of personal property having payment obligations of less than $100,000 per year), or (ii) the employment of any individuals by the Company, or (iii) license of any patent, trademark, service mark, copyright, mask work, trade secret or other proprietary right, or (iv) a joint venture or partnership, acquisition or disposition of a material asset, or the purchase or sale of securities, or (v) the settlement of any Action by or against the Company (collectively, the "Material Agreements"). The Company is not in breach of any Material Agreement in any material respect. To the Company's best knowledge no other party thereto is in breach of any provision of or in default under any Material Agreement to which the Company is a party, which breach or default would have an adverse effect on the assets, condition or prospects of the Company, financial or otherwise. Each Material Agreement is in full force and effect and, to the best knowledge of the Company, no other party to such Material Agreement is in default thereunder, and there is no basis for termination thereunder. Each of the Material Agreements is, to the knowledge of the Company, enforceable by the Company, and each of the Material Agreements is enforceable against the Company in accordance with its terms, except as affected by equitable principles or the exercise of judicial discretion. The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and thereby will not, violate or constitute an occurrence of default under any Material Agreement , which violation or default would have a material adverse effect on the assets, condition or prospects of the Company, financial or otherwise.

                           (b)      The Company (i) is not a party to any
contract with any agency or instrumentality of the U.S. government (a "Government Agency") which has been classified as to confidentiality by such Government Agency; (ii) does not conduct research or development activities for any Government Agency; and (iii) does not sell any products to any Government Agency for which there is no readily available substitute which would perform substantially the same function.

                  2.10 Title to Property and Assets. Schedule 2.10 contains a true, correct and complete list of all real property and a list of all material items of personal property owned or leased by the Company. The Company owns its property and assets free and clear of all mortgages, liens, claims, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business (excluding liens for borrowed money, or that may arise by reason of violations of law or breach of contract), and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the

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Company is in compliance with such leases and, to the best knowledge of the
Company, holds a valid leasehold interest free of any liens, claims or encumbrances, which liens, claims or encumbrances would be materially adverse to the Company.

                   2.11    Financial Statements.

                           (a)      The Company has delivered to Hayes its
unaudited financial statements (balance sheet and profit and loss statement) at and for the calendar year ended December 31, 1996 (the "12/31 Financial Statements"), and its unaudited balance sheet for the period ended February 21, 1997 (the "2/21 Balance Sheet"). The 12/31 Financial Statements and the 2/21 Balance Sheet are true, complete and correct in all material respects and have been prepared consistently with prior periods. The 12/31 Financial Statements and the 2/21 Balance Sheet fairly present in all material respects the financial condition, assets and liabilities and (for the 12/31 Financial Statements) the operating results of the Company taken as a whole as of the dates, and for the periods, indicated therein.

                           (b)      In the context of the foregoing, the Company
confirms that the inventory of the Company ("Inventory") in excess of that amount necessary to meet the Company's Manufacturing Resource Plan in effect at February 1997 ("MRP") was fully reserved in the 2/21 Balance Sheet.

                           (c)      In addition, the Company confirms that all
open, non-cancelable Purchase Orders of the Company at the date of the 2/21 Balance Sheet are for Inventory required to meet the MRP, or for resale at cost to Red Wing Corporation.

                  2.12 Absence of Change or Event. Except for the matters described in Section 2.26, since February 21, 1997, the Company has conducted its business only in the ordinary course and has not:

                           (a)      when considered as a whole, incurred any
obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except liabilities or obligations incurred in the ordinary course of business and consistent with prior practice or liabilities arising as a matter of law as a consequence at the Company's insolvent financial condition;

                           (b)      mortgaged, pledged or subjected to lien,
restriction or any other encumbrance any of the material property or assets, tangible or intangible, of the Company;

                           (c)      (i) sold, transferred, leased to others or
otherwise disposed of any of its material assets (or committed to do any of the foregoing), except for the Red Wing Transaction, as defined in Section 2.28 including the payment of any loans owed to any affiliate, except for inventory sold to customers or returned to vendors and payments to any non-affiliates on account of accounts payable or scheduled payments in respect of indebtedness for money borrowed disclosed in the 12/31 Financial Statements or the 2/21 Balance Sheet, in each case in the ordinary course of business and consistent with prior practice, or (ii) canceled, waived, released or otherwise compromised any debt or claim or any right of significant value;

                           (d)      suffered any damage, destruction or loss
(whether or not covered by insurance) which has had or could have a material adverse effect on the assets, condition or prospects of the Company, financial or otherwise;

                           (e)      made or committed to make any capital
expenditures or capital additions or betterments to or for the Company;

                           (f)      encountered any labor union organizing
activity or had any actual or threatened employee strikes, work stoppages, slow-downs or lock-outs;

                           (g)      instituted any litigation, action or
proceeding before any court, governmental body or arbitration tribunal relating to it or its property;

                           (h)      declared or paid any dividend or made or
agreed to make any other payment or distribution in respect of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock or agreed to do any of the foregoing;

                           (i)      increased or agreed to increase the
compensation of any officer, director, employee, consultant, independent contractor, agency employee or other agent of the Company, directly or indirectly, including by means of any bonus, loan, retention plan, pension plan, profit sharing, deferred compensation, savings, insurance, retirement, incentive, severance, stock purchase or stock option plan or any other employee benefit plan, compensation or remuneration plan, program or arrangement, except with respect to ordinary or semi-annual increases to base pay consistent with past practices;

                           (j)      increased promotional or advertising
expenditures except in the ordinary course of business consistent with prior practice or otherwise changed its policies or practices with respect thereto;

                           (k)      made or changed any election concerning
taxes or tax returns, changed an annual accounting period, adopted or changed any accounting method, filed any amended return, entered into any closing agreement with respect to taxes, settled any tax claim or assessment or surrendered any right to claim a refund of taxes or obtained or entered into any tax ruling, agreement, contract, understanding, arrangement or plan; or

                           (l)      made any loans or advances to any person or
entity.

                  2.13 Proprietary Information. To the best knowledge of the Company, The Company has not done anything to compromise the secrecy, confidentiality or value of any of its trade secrets, know-how, inventions, prototypes, designs, processes or technical data required to conduct its business as now conducted. All of the officers, directors and employees of the

Company have executed a non-disclosure/invention assignment agreements in the forms attached to Schedule 2.13. To the best knowledge of the Company, no officer, director, employee or consultant of the Company in connection with such employee's employment with the Company, has violated the terms of any agreement with a previous employer. To the best knowledge of the Company, none of the directors, officers, employees or consultants (including without limitation former directors, officers, employees and consultants) of the Company has taken, removed or made copies of any proprietary documentation, manuals, products, materials, or any other tangible item from his or her previous employer relating to the business as conducted or proposed to be conducted of such previous employer.

                   2.14 Permits. To the best knowledge of the Company, the Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of the Company. To the knowledge of the Company, The Company is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority. To the knowledge of the Company, neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby and thereby, will result in the termination of any material franchise, permit, license or right held by the Company, and all such franchises, permits, licenses and rights will remain vested in and inure to the benefit of the Company after the consummation of the transactions contemplated by this Agreement.

                   2.15 Brokers or Finders. The Company has not engaged any broker, investment banker (other than Howard Lawson & Co. who has been engaged for $35,000 to provide a fairness opinion, which amount will be paid by the Company prior to Closing) or finder in connection with the transactions contemplated by this Agreement.

                   2.16 Minute Books. The minute books of the Company and each subsidiary as provided to Hayes contain a complete record of all meetings, consents and actions of the Board of Directors and the shareholders of the Company since the time of its incorporation, accurately reflecting all such meetings, consents and actions in all material respects. The Company has made available to Hayes all of the corporate records in its possession for the Company's German and Japanese subsidiaries.

                   2.17 Tax. As used in this Agreement, "taxes" or "tax liability" means all taxes (including but not limited to income taxes, excise taxes, sales taxes, property taxes, occupational or employment taxes, gross receipts taxes or any other taxes), including applicable interest additions to tax and penalties.

                           (a)      The Company has filed all required U.S.
federal tax returns and, to the best knowledge of the Company, all other tax returns and has paid all U.S. federal taxes owed by the Company (whether or not shown on any tax return) with respect to any period ending on or before the date of Closing, except for taxes accrued but not yet payable. Such U.S. federal returns are correct and complete in all material respects and, to the best knowledge of the Company, all other tax returns are complete and correct in all material respects.

                           (b)      The Company has withheld and paid all taxes
required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

                           (c)      The Company has adequately accrued amounts
with respect to the payment of all taxes that are not yet due and payable, except that the Company has not accrued a tax liability in respect of the Red Wing Transaction.

                           (d)      The Company has not been a member of an
affiliated group filing a consolidated federal income tax return, or any consolidated or combined or unitary group filing a state tax return.

                           (e)      The Company has no liability for taxes (i)
as a transferee or successor, or (ii) imposed by contract which would not be otherwise paid by the Company.

                           (f)      There are no unpaid foreign, federal, state
or local taxes assessed or asserted in writing in respect of any tax returns filed by the Company or claimed in writing to be due by the appropriate taxing authority, except those, if any, currently being contested in good faith which are disclosed on Schedule 2.17. The Company is not being audited by the Internal Revenue Service (the "IRS") or any other taxing authority. No request by the Company for ruling or determination letters relating to foreign, federal, state or local taxes is pending with any taxing authority. The Company has not agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code, by reason of a change in accounting method initiated by it or required by law, and the Company has no knowledge that the IRS has proposed or purported to require any such adjustment or change in accounting method.

                   2.18    Environmental Matters.

                           (a)      To the best knowledge of the Company, the
Company has complied in all respects with and is in compliance with all foreign, federal, state and local laws, statutes, rules, regulations, ordinances, permits and licenses relating to the protection of the environment ("Environmental Laws") applicable to its business, facilities and properties, and the Company has obtained all environmental licenses and permits required for its business and operations, a list of which is contained in Schedule 2.18, and all of which are valid and in full force and effect.

                           (b)      The Company has not received any notice of,
or to the best knowledge of the Company, is subject to any claim or demand from any person or governmental body concerning any emission, discharge, spill, leak, release, threatened release, event, condition, circumstance, activity, practice or incident of or relating to Hazardous Materials (as hereinafter defined) that
(i) may interfere with or prevent compliance or continued compliance by the Company with any Environmental Law, (ii) may give rise to or result in any liability of the

Company to any person or governmental body for damage or injury to natural resources, wildlife, human health or the environment, or (iii) could reasonably be expected to result in the Company incurring any expense, cost, loss or liability.

                           (c)       To the best knowledge of the Company, it is
not, as a result of the operation or condition of its business or assets, subject to any (i) contingent liability in connection with any release or threatened release of Hazardous Materials (as hereafter defined) into the environment whether on or off any property or facility now or previously owned, leased or used by the Company (collectively, the "Company Properties") or (ii) removal or remediation requirements under any Environmental Law, or any reporting requirements related thereto.

                           (d)      The Company has not been notified that it is
potentially liable or has received any requests for information or other correspondence concerning any of the Company Properties or any other site or facility, and is not otherwise aware that they are considered potentially liable under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any similar state law.

                           (e)      No use, storage, handling, disposal,
release, burial or placement of hazardous or toxic substances, wastes, pollutants, or contaminants, or petroleum, gas products, biomedical waste or asbestos-containing materials (as any of such terms may be defined under federal, state or local law) (hereinafter collectively referred to as "Hazardous Materials") by the Company has occurred, except in accordance with law, on, in, at, or about the Company Properties .

                           (f)      To the best knowledge of the Company, there
has been no disposal, release, burial or placement of Hazardous Materials on any property which (i) is currently owned or upon which the Company currently conducts activities or operations; or (ii) was owned by the Company, or upon which the Company or any of its predecessors previously conducted activities or operations which may result or has resulted in contamination of, or beneath, any of the Company Properties.

                           (g)      All of the above ground and underground
storage tanks located on Company owned properties have been identified in
Schedule 2.18(g).

                           (h)      No lien has been asserted on any Company
owned properties or, to the knowledge of the Company, any other Company Property under Environmental Laws.

                           (i)      Except as provided in Schedule 2.18(i), no
investigation or audit has been conducted by the Company or, to the best knowledge of the Company, by any other person as to the environmental matters at any of the Company Properties.

                   2.19 Insurance. The insurance policies held by the Company are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the Closing that are due and payable have been or will be paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and all agreements to which the Company is a party.

                   2.20    Affiliate Interests.

                           (a)      Except for employment relationships,
Schedule 2.20(a) sets forth all amounts in excess of US $10,000 in the aggregate paid (or deemed for accounting purposes to have been paid) and services provided by the Company, or received by the Company from, any affiliate of the Company, or any shareholder, officer or director of the Company during the last fiscal year for products or services (including any charge for administrative, purchasing, financial or other services) and all such amounts currently owed by the Company to, or to the Company by, any affiliate of the Company, or any shareholder, officer or director of the Company.

                           (b)      Each contract, agreement or arrangement
between the Company, on the one hand, and any affiliate of the Company or any shareholder, officer or director of the Company, on the other hand ("Affiliate Agreements"), is described in Schedule 2.20(b), except for employment relationships. Except as disclosed in Schedule 2.20(b), each of the transactions described in Schedule 2.20(b) and each of the Affiliate Agreements was entered into in the ordinary course of business and on commercially reasonable terms and conditions.

                           (c)      Except as set forth in Schedule 2.20(c), no
shareholder, officer or director of the Company has any interest in any property, real or personal, tangible or intangible, including without limitation, inventions, patents, trademarks, service marks or trade names, used in or pertaining to the business of the Company.

                   2.21 Absence of Questionable Payments. Neither the Company nor, to the best knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Neither the Company nor, to the best knowledge of the Company, any current director, officer, agent, employee or other person acting on behalf of the Company, has accepted or received any unlawful contributions, payments, gifts, or expenditures.

                   2.22    Products.

                           (a)      Schedule 2.22 sets forth all claims asserted
or, to the best knowledge of the Company, threatened at any time during the past two (2) years against the Company in respect of personal injury, wrongful death or property damage (excluding claims of property damage of less than $10,000 individually or $250,000 in the aggregate) alleged to have resulted from products or services provided by the Company, together with a description of each such claim or action initiated with respect thereto and the disposition thereof.

                           (b)      The Company has not experienced product
recall or warranty claims in excess of five percent 5% of aggregate gross sales for any of the past two (2) years.

                   2.23 Benefit Plans. Except as set forth on Schedule 2.23, the Company is in substantial compliance with the provisions of any employment, bonus, profit sharing, compensation, loan remuneration, employee benefit, incentive, pension or retirement, stock purchase or stock option, retention or employment agreement, plan, program or arrangement and any oral or written contract or agreement with directors, officers, employees, independent contractors, agency employees or unions, or consultants to which the Company is a party or is subject. The Company has delivered to Hayes true, correct and complete copies of all such obligations (to the extent they are in writing or written descriptions to the extent they are oral), each of which is attached to
Schedule 2.23.

                  The Company has not, and never has had, any union contracts or collective bargaining agreement with, or employee benefit plans for collective bargaining groups or pursuant to collective bargaining agreements, or any other obligations to, employee organizations or groups relating to the Company's business or the Company's employees. No collective bargaining agent has been certified as a representative of any of the employees of the Company and no representation campaign, strike, slowdown, picketing, work stoppage or other job action has occurred within the last two years or is threatening to occur with respect to any of the employees of the Company.

                  All employee benefit plans are in substantial compliance with all applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code") and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and regulations issued under the Code and ERISA.

                  The Company does not contribute to, has no obligation to contribute to, or otherwise has no liability or, to the best knowledge of the Company, potential liability with respect to (A) any Multiemployer Plan (as such term is defined in Section 3(37) of ERISA), or (B) any plan which provides health, life insurance or other "welfare type" benefits to current or future retirees or current or former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state continuation of coverage law.

                  Except as disclosed on Schedule 2.25, the Company is not obligated to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control", as such term is used in Section 280G of the Code.

                  Each Employee benefit plan which is identified as, and has been represented to be, a qualified plan under Section 401(a) or Section 401(k) with an exempt trust under Section 501(a) of the Code has received a determination letter from the Internal Revenue Service as to the qualification under the Code with respect to such plan and is in substantial compliance with all Code provisions and all applicable regulations with respect to Section 401(a) and Section 401(k) qualified plans and Section 501(a) exempt trusts. Each such plan and the funding agreements and administrative forms and notices contain no language and, to the best knowledge of the Company, the administrators and fiduciaries of such plan have engaged in no acts of commission or omission which are likely to result in the disqualification of such plan under Section 401(a) or Section 401(k) of the Code or trust under Section 501(a) of the Code.

                  To the best knowledge of the Company, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, or on behalf of any person or entity against or with respect to any of the employee benefit or compensation plans, programs, arrangements or agreements maintained or previously maintained by the Company.

                  None of the Company or any of the plans subject to ERISA, nor any fiduciary or any employee of the Company involved in the administration of such plans, has engaged in transaction subject to either a civil penalty pursuant to Section 409 or 502(i) or Section 502(1) of ERISA or a tax pursuant to Section 4975 or 4976 of the Code in connection with which the Company has directly or indirectly incurred, or may incur, liability.

                  All compensation and benefit plans, programs, arrangements and agreements currently maintained by the Company may be amended or terminated by the Company at any time upon reasonable notice without reservation or penalty except for customary "run-out" provisions. All terminated compensation and benefit plans, programs, arrangements and agreements of the Company were terminated in accordance with the written provisions of the plan, program, arrangement or agreement and of applicable provisions of the Code and ERISA. Any employee pension benefit plan which was qualified under Code Section 401(a) retained its qualified plan status at the time of termination of the plan.

                   2.24 Disclosure. This Agreement (including the Schedules and attachments thereto) do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein not misleading.

                   2.25 Business Relationships. The Company has not entered into any legally binding agreement or undertaking with or made legally binding promises to Vulcan, as an inducement to enter into this Agreement or otherwise, which would obligate the Company (i) to conduct business with Vulcan in the future on any basis or (ii) to make any investment, directly or indirectly, in any entity or facility of Vulcan.

                  2.26 Shut Down Matters. The Company has, or will have prior to the Closing: (i) closed on the Red Wing Transaction, (ii) issued all Worker Adjustment Retraining Notification Act ("WARN") notifications of the Company, (iii) complied with all requirements of the Company pursuant to Section
7.2 herein; and (iv) completed, or will complete by the Closing, the conversion of the $10 million of indebtedness owed by the Company to Vulcan into 16,666,666 shares of the Company Shares as described in Section 7.2(b).

                  2.27 Shut Down. The Company has, since March 12, 1997 (and will continue until the Closing), in coordination with and in cooperation with Hayes, implemented applicable procedures and activities, or ceased applicable activities, as appropriate, in order to complete the orderly cessation of all of the Company's manufacturing of modems and other business which it carries on in its existing Company facilities and locations ("Shut Down"). In proceeding with the Shut Down, the Company has and shall use its good faith best efforts to accomplish so much of the Shut Down matters as requested by Hayes which are appropriate to be accomplished or commenced prior to the Closing and shall use its good faith best efforts to accomplish or commence such Shut Down matters in a cost efficient manner. The Company, to the extent not expended for Shut Down matters prior to the Closing, shall have accrued or reserved the Shut Down costs ("Shut Down Accruals/Reserves") as provided on the Pro Forma, attached hereto as Exhibit "2.27" ("Pro Forma"). The Company has used and shall continue to use its good faith best efforts to achieve the projected Shareholders' equity as reflected on the Pro Forma prior to Closing, taking into consideration the Shut Down matters and/or Shut Down Accruals/Reserves, the consummation of the Red Wing Transaction and other matters reflected therein and herein.

                  2.28 Red Wing Transaction. The Company has consummated the Red Wing Transaction wherein Vulcan has, among other things, remitted $3 million in cash to the Company in payment for the acquisition of the technology and other matters to be acquired by Vulcan pursuant to the Red Wing Transaction as evidenced by that Contract Assignment and Asset Purchase Agreement by and between the Company and Vulcan dated March 7, 1997 (the "Red Wing Transaction"). Consummation of the Red Wing Transaction, including the related assignment of contracts from the Company to Red Wing Corporation, did not result in a default or event of default under any contracts or agreements to which the Company is a party.

                  2.29 Intercompany Accounts. Beginning March 7, 1997, the Company incurred employee, product development, lease and other costs for and on behalf of Red Wing Corporation, a wholly owned subsidiary of Vulcan. The Company has accurately accounted for all such costs and expenses and at the Effective Time, the Company shall have received reimbursement from Red Wing Corporation for all such costs and expenses and will not be obligated to incur any such costs or expenses or any other cost or expense or obligation on behalf of Red Wing Corporation or which inures to the benefit of Red Wing or Vulcan, after the Effective Time.

         3. Representations and Warranties of Vulcan. Vulcan hereby represents and warrants to Hayes, each of which is true and correct on the date hereof and will be true and correct immediately prior to the Effective Time of the Closing:

                   3.1 Title to Stock. Vulcan owns, beneficially and of record, 31,633,333 Company Shares as of the date hereof and will own, beneficially and of record 48,299,999 Company Shares at the Effective Time, free and clear of all liens, claims and encumbrances whatsoever.

                   3.2 Authorization. Vulcan has the capacity and authority to execute and deliver this Agreement, and each other document, instrument and agreement to be entered into by Vulcan pursuant hereto or thereto, to perform hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby without the necessity of any act or consent of any other person whomsoever. All corporate action on the part of Vulcan, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and all other agreements, documents and instruments to be entered into by Vulcan pursuant hereto and thereto, has been taken or will be taken on or prior to the Closing, and this Agreement and other agreements entered into by Vulcan pursuant to this Agreement constitute the valid and legally binding obligations of Vulcan, enforceable in accordance with each of their terms, except as affected by public policy, equitable principles or the exercise of judicial discretion.

                   3.3 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any foreign, United States federal, state, local or provincial governmental authority on the part of Vulcan is required to be obtained in connection with Vulcan's valid execution, delivery, or performance of this Agreement, or the other agreements entered into by Vulcan pursuant to this Agreement, except as required pursuant to the HSR Act.

                   3.4 Litigation. There is no Action pending or, to the best knowledge of Vulcan, currently threatened, against Vulcan or, to the best knowledge of Vulcan, against any officer, director or employee of Vulcan in connection with such officers', directors' or employees' relationship with, or actions taken on behalf of, Vulcan which questions the validity of this Agreement or the right of Vulcan to enter into this Agreement or to consummate the transactions contemplated hereby.

                   3.5 Organization and Good Standing. Vulcan is a corporation duly organized, valid existing and in good standing under the laws of the State of Washington, and has all requisite corporate power and authority to own the capital stock of the Company.

                   3.6 Brokers or Finders. Vulcan has not engaged any broker, investment banker or finder in connection with the transactions contemplated in this Agreement.

          4. Representations and Warranties of Hayes. Hayes and Merger Sub hereby represent and warrant to the Company and to Vulcan, each of which is true and correct on the date hereof and will be true and correct immediately prior to the Effective Time of the Closing:

                   4.1 Authorization. Hayes and Merger Sub have the capacity and authority to execute and deliver this Agreement, and each other document, instrument and agreement to be entered into by Hayes or Merger Sub pursuant hereto or thereto, to perform hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby without the necessity of any act or consent of any other person whomsoever. All corporate action on the part of Hayes and Merger Sub, their respective officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and all other agreements, documents and instruments to be entered into by Hayes and Merger Sub, respectively, pursuant hereto and thereto, has been taken or will be taken on or prior to the Closing, and this Agreement and other agreements entered into by Hayes and Merger Sub pursuant to this Agreement constitute the valid and legally binding obligations of Hayes and Merger Sub, enforceable in accordance with each of their terms, except as affected by public policy, equitable principles or the exercise of judicial discretion.

                   4.2 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any foreign, United States federal, state, local or provincial governmental authority on the part of Hayes or Merger Sub is required to be obtained in connection with Hayes' and Merger Sub's valid execution, delivery, or performance of this Agreement, or the other agreements entered into by Hayes or Merger Sub pursuant to this Agreement, except as required pursuant to the HSR Act.

                   4.3 Litigation. There is no Action pending or, to the best knowledge of Hayes, currently threatened against Hayes or, to the best knowledge of Hayes, against any officer, director or employee of Hayes in connection with such officers', directors' or employees' relationship with, or actions taken on behalf of, Hayes which questions the validity of this Agreement or the right of Hayes or Merger Sub to enter into this Agreement or to consummate the transactions contemplated hereby.

                   4.4 Organization, Good Standing and Qualification of Merger Sub. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. Merger Sub is in good standing in Pennsylvania with no operating history and will have no obligations, liabilities or encumbrances of any kind or nature whatsoever, other than its obligations under this Agreement.

                   4.5 Brokers or Finders. Hayes has not engaged any broker (except for Cyrus J. Keefer), investment banker or finder in connection with the transactions contemplated in this Agreement.

          5. Conditions of the Company's and Vulcan's Obligations at Closing. The obligations of the Company and Vulcan under Section 1 of this Agreement and to otherwise consummate the transactions contemplated in this Agreement at Closing are subject to the fulfillment on or before the Closing of each of the following conditions:

                   5.1 Representations and Warranties. The representations and warranties of Hayes and Merger Sub given to the Company contained herein shall be true in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

                   5.2 Performance. Hayes and Merger Sub shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this

Agreement that are required to be performed or complied with by each of them on or before the Closing.

                   5.3 Compliance Certificate. At the Closing, the Chairman of Hayes shall deliver to the Company and Vulcan a certificate dated as of the Closing certifying that the conditions set forth in Sections 5.1 and 5.2 pertaining to the applicable party have been fulfilled as of the Closing.

                   5.4 Regulatory Approvals. Hayes shall have filed all required reports and satisfied all requests for additional information pursuant to the HSR Act, and all applicable waiting periods shall have expired or been terminated.

                   5.5 No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement, the Merger or the consummation of the transactions contemplated hereby or thereby, or which is related to or arises out of the business of the Company, if such action, proceeding, investigation, regulation or legislation, in the reasonable judgment of the Company would make it inadvisable to consummate such transactions.

                   5.6     Opinions.

                           (a)      For Vulcan only, Hayes shall have delivered
the opinion of Womble Carlyle Sandridge & Rice, PLLC, with respect to the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Vulcan.

                           (b)      Vulcan shall have delivered the opinion of
Foster Pepper & Shefelman, in form and substance reasonably satisfactory to the Company.

                           (c)      Howard Lawson & Co. shall have delivered its
opinion to the Company that the Merger is fair to the Company's shareholders from a financial standpoint.

                   5.7 Closing Deliveries. Hayes and Merger Sub shall have delivered to the Company each of the certificates, documents and agreements required to be delivered by such party hereunder to the Company.

                  5.8 Investment Transaction. The transaction contemplated by that certain Preferred Stock Purchase Agreement of even date between Hayes and Vulcan shall have closed.

                  5.9 Cross-Guarantee. Hayes shall have provided Vulcan with its cross- guarantee of the following Vulcan guarantees: (i) Amended and Restated Corporate Guarantee dated April 11, 1997, in favor of U.S. Robotics, Inc.; (ii) Vulcan Guaranty to Amplicon, Inc., dated October 12, 1994 and that certain Standby Letter of Credit No. G193066 in favor of

Amplicon, Inc.; and (iii) that certain Standby Letter of Credit No. G193876 in favor of Tokai Financial Services, Inc.

                  5.10 Consents. The Company and/or Hayes shall have obtained consents to the Merger, in form and substance acceptable to Vulcan in its sole discretion, from (i) CIT, (ii) Amplicon, Inc. ("Amplicon"), and (iii) Tokai Financial Services, Inc. ("Tokai"). It is understood that the Standby Letters of Credit by Seattle-First National Bank in favor of Amplicon and Tokai will be retired as provided in Section 7.11, and prior to Closing the parties shall have agreed upon the form of Escrow Agreement required by Section 7.11.

          6. Conditions of Hayes' Obligations at Closing. The obligations of Hayes under Section 1 of this Agreement and to otherwise consummate the transactions contemplated in this Agreement at Closing are subject to the fulfillment on or before the Closing of each of the following conditions by:

                   6.1 Representations and Warranties. The representations and warranties of the Company and the representations and warranties of Vulcan given to Hayes contained herein shall be true in all material respects on and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

                   6.2 Performance. Vulcan and the Company shall have performed and complied in all material respect with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by each of them on or before the Closing, and shall deliver to Hayes at Closing evidence of the fulfillment by the Company of the obligations under Section 2.26 hereof.

                   6.3 Compliance Certificate. At the Closing, the President of the Company and William D. Savoy, Vice President of Vulcan, shall deliver to the Company a certificate dated as of the Closing certifying that the conditions set forth in Sections 6.1 and 6.2 pertaining to the applicable party have been fulfilled as of the Closing, including a statement of the number of shares outstanding at the Effective Time.

                   6.4 Regulatory Approvals. The Company and Vulcan shall have filed all required reports and satisfied all requests for additional information pursuant to the HSR Act and all applicable waiting periods shall have expired or terminated.

                   6.5 No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement, the Merger or the consummation of the transactions contemplated hereby or thereby, or which is related to or arises out of the business of the Company, if such action, proceeding, investigation, regulation or legislation, in the reasonable judgment of the Company would make it inadvisable to consummate such transactions.

                   6.6 Closing Deliveries. Each of the Company and Vulcan shall have delivered to Hayes each of the certificates, documents and agreements required to be delivered by such party hereunder to Hayes.

                   6.7 Proceedings and Documentation. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto and deliverable by the Company or Vulcan shall be reasonably satisfactory in form and substance to counsel to Hayes, and such counsel shall have received all such counterpart originals and certified or other copies of such documents as they may reasonably request.

                   6.8     Opinions.

                           (a)      The Company shall have delivered the
opinions of Drinker Biddle & Reath with respect to the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Hayes.

                           (b)      Vulcan shall have delivered the opinion of
Foster Pepper & Shefelman, in form and substance reasonably satisfactory to Hayes.

                   6.9 Major Adverse Change. No major uninsured loss, casualty or other damage shall have occurred having a material adverse effect on the Company's assets and liabilities as reflected in the Pro Forma taken as a whole.

                   6.10 USR Supply Commitment. Hayes shall have no substantial reason to believe U.S. Robotics will dishonor its supply commitment in respect of the Company's purchase orders Number PO9006-PO90011 and PO90046 after Closing.

                   6.11 Vulcan Guaranty of Equipment Leases. Vulcan shall have agreed to continue its guaranty for all of the Company's equipment leases in effect on February 21, 1997 (or as terminated and not renewed and with respect to additional equipment leases entered into since such date, all of which are in the ordinary course of the business of the Company), but in each case for not less than sixty (60) days after the Closing.

                   6.12 Preferred Stock Purchase. Consummation of the investment in Hayes by Vulcan pursuant to the closing on the transactions described in that certain Preferred Stock Purchase Agreement by and between Hayes and Vulcan of even date herewith (the "Stock Purchase Agreement").

                  6.13 Consents. The Company and/or Hayes shall have obtained consents to the Merger from (i) CIT, (ii) Amplicon, and (iii) Tokai, with the Amplicon and Tokai consent being in form and substance acceptable to Hayes in its sole discretion. It is understood that the Standby Letters of Credit by Seattle-First National Bank in favor of Amplicon and Tokai will be retired as provided in Section 7.11, and prior to Closing the parties shall have agreed upon the form of Escrow Agreement required by Section 7.11.

                  6.14 Red Wing Transactions. The Company and/or Vulcan shall have obtained an assignment and assumption agreement, in form and substance acceptable to Hayes in its sole discretion, whereby that certain lease by and between the Company and High Properties dated July 28, 1995, as amended to include additional space as of July 15, 1996, will be assigned by the Company to Red Wing Corporation and all obligations of the Company thereunder released by the lessor thereof. In addition, the Company shall have delivered to Hayes an intercompany reconciliation of accounts, in form and substance acceptable to Hayes in its sole discretion, properly allocating expenses incurred by the Company for Red Wing Corporation, and Red Wing Corporation shall have reimbursed the Company therefor, as set forth in Section 2.29 hereof.

         7.       Covenants.

                  7.1      Liabilities Undertaking.

                           (a)      Effective at the Effective Time, Hayes will
cause the Company, subject to the limitations contained herein, to perform, pay or discharge the following:

                                    (i)     all unpaid debts and liabilities of
the Company existing at the Closing, but only if they are disclosed to Hayes or reserved against in the 12/31 Financial Statements or the 2/21 Balance Sheet, or are incurred subsequent to the date of the 2/21 Balance Sheet and prior to Closing in the ordinary course of the Company's business and otherwise in conformity with this Agreement (the "Debts"); and

                                    (ii)    all unperformed and unfulfilled
obligations which are required to be performed and fulfilled by the Company under the terms of all executory written contracts, agreements, leases, licenses, commitments and undertakings which are disclosed to Hayes in the Company's Disclosure Schedules attached hereto or reserved against in the 12/31 Financial Statements or the 2/21 Balance Sheet, or are entered into by the Company subsequent to the date of the 2/21 Balance Sheet and prior to Closing in the ordinary course of the Company's business and disclosed to Hayes in the Company's Disclosure Schedules attached hereto (the "Obligations").

                           (b)      Nothing contained herein shall prevent the
Company or Hayes from negotiating for discounts or amendments to the terms of Debts and Obligations; provided that the Company or Hayes shall not engage in litigation, bankruptcy or other adversarial proceedings in respect of a Debt or Obligation unless the Company has a bona fide, good faith basis to contest the validity or amount of such Debt or Obligation.

                           (c)      Vulcan is the sole intended beneficiary of
this Section 7.1. There are no intended third party beneficiaries of this Section.

                  7.2 Conduct of Business Prior to the Closing Date. The Company agrees that, between the date hereof and the date of Closing:

                           (a)      Except as contemplated by this Agreement,
and specifically the matters described in Sections 2.27 and Section 2.28 (Red Wing Transaction), or permitted by written consent of Hayes, the Company shall operate its business only in the ordinary course consistent with prior practice and not to:

                                    (i)   take any action of the nature referred
to in Section 2.12, except as permitted therein;

                                    (ii)  change the Company's banking or safe
deposit arrangements;

or

                                    (iii) change the Company's articles of
incorporation or bylaws.

                           (b)      The Company and Vulcan, prior to the
Closing, shall convert $10 million of indebtedness ($9,200,000 of principal and $800,000 of interest) of the Company to Vulcan in consideration for the issuance of 16,666,666 shares of common stock of the Company.

                           (c)      The Company shall endeavor to preserve the
business organization of the Company intact and shall use its good faith best efforts to preserve for the Company the goodwill of the Company's suppliers, customers, distributors, sales representatives and others having business relations with the Company.

                           (d)      The Company shall maintain in force the
insurance policies referred to in Section 2.19 or insurance policies providing the same or substantially similar coverage; provided, however, that the Company will notify Hayes prior to the expiration of any of such insurance policies.

                           (e)      Except as contemplated by this Agreement or
permitted by written consent of Hayes, no plan, fund, or arrangement described in Section 2.23 has been or will be:

                                    (i)   terminated by the Company;

                                    (ii)  amended (except as expressly required
by law) in any manner which would directly or indirectly increase the benefits accrued, or which may be accrued, by any participant thereunder; or

                                    (iii) amended in any manner which would
materially increase the cost to the Company of maintaining such plan, fund, or arrangement.

                   7.3 Consents. The Company agrees to take all actions and effect all filings necessary to obtain all licenses, consents, approvals and authorizations of all third parties and governmental bodies necessary for it to consummate the Merger and the other transactions contemplated by this Agreement.

                   7.4 Examination of Records. Subject to any applicable court orders, during the period prior to the Closing, the Company shall allow Hayes, its respective counsel and other representatives reasonable access during normal business hours to all books, records, files, documents, assets, properties, contracts and agreements of the Company and shall furnish Hayes and its counsel and representatives with all available information concerning the affairs of the Company which is reasonably requested or as necessary to allow Hayes to make the determination that the condition set forth in Sections 6.1 and
6.3 have been satisfied.

                   7.5 Delivery of Interim Financial Statements. Prior to Closing, the Company shall promptly deliver to Hayes all regularly prepared unaudited financial statements of the Company, in format historically utilized internally, as soon as available.

                   7.6 Notification of Certain Matters. Promptly after receipt of notice thereof, each of the Company, Hayes, and Vulcan shall advise the other parties hereto of (i) the occurrence or failure to occur of any event, the occurrence or failure of which is reasonably believed by such party to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect any time from the date hereof through the Closing Date; and (ii) any material failure of such party to comply with or satisfy any covenant or condition to be complied with or satisfied by him or it hereunder prior to the Closing; and such party shall use his or its commercially reasonably efforts to remedy the same.

                   7.7 Best Efforts. The Company, Hayes and Vulcan agree to use their best efforts to fulfill, prior to or at Closing, all conditions to Closing which are to be fulfilled by them.

                   7.8 Capitalization of Subsidiaries. Hayes shall have duly formed and capitalized Merger Sub in the amount and as specified in Section 1.1(f) hereof.

                   7.9 Vulcan Shares. At the Closing, Vulcan shall transmit all of its capital stock of the Company pursuant to the terms and provisions of the Merger as described in Section 1.1 hereof, and shall cooperate and assist in authorizing and causing the Merger to occur.

                  7.10 State Taxes. The parties acknowledge that the Company shall recognize a significant taxable gain in respect of the Red Wing Transaction which, if not offset by losses recognized prior to the Effective Time, will result in a Pennsylvania state income tax liability, and a U.S. Federal Alternative Minimum Tax ("AMT") liability, to be paid by the Company after the Closing. The Company has cooperated with Hayes prior to the Closing in accelerating the recognition of losses and taking such other actions as Hayes has reasonably requested to minimize the Company's Pennsylvania state income and AMT tax liability.

                  7.11 Release of Letters of Credit. Hayes hereby covenants and agrees to obtain the release of that certain Standby Letter of Credit issued by Vulcan in the amount of $1,800,000 in favor of Amplicon, Inc. no later than October 17, 1997, and to obtain the release of that certain Standby Letter of Credit issued by Vulcan in the amount of $480,000 in favor of Tokai

Financial Services, Inc. within sixty (60) days after the Closing Date. In addition, Hayes agrees to establish a depository account within ten (10) days after the Closing Date with a financial institution acceptable to Vulcan (the "Depository") and to deposit with such Depository a sum equal to two (2) months rental payment under the Company's Lease Agreement with Amplicon, Inc. dated October 8, 1994 (the "Amplicon Lease") and to maintain such amount on deposit with the Depository at all times until the release of Vulcan's Standby Letter of Credit in favor of Amplicon, Inc. has been obtained. The Depository shall directly pay to Amplicon from the funds on deposit by Hayes, each monthly installment under the Amplicon Lease on or before the due date thereof. The Depository will further agree to notify Vulcan in writing in the event that the amount of funds on deposit by Hayes is less than the two (2) months rental amount as specified above. In such event, Vulcan will have the right to make any payment under the Amplicon Lease directly to Amplicon or to deposit sufficient funds with the Depository for payment of the Amplicon Lease, and such amount will be repaid to Vulcan as provided in the Cross Guarantee contemplated by
Section 5.9 hereof.

         8.       Indemnification.

                  8.1 First Indemnification by Vulcan. Subject to the matters described in Sections 8.5, 8.6 and 8.7, and effective at the Effective Time, Vulcan hereby agrees to defend, indemnify and hold harmless (the "First Vulcan Indemnity") Hayes and its successors, assigns and affiliates and the Surviving Corporation (collectively, the "Hayes Indemnitees") from and against any and all losses, deficiencies, liabilities, damages, assessments, judgments, costs and expenses, including attorneys' fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) (collectively, "Hayes Losses"), which for purposes of this first Vulcan Indemnity are caused by, result from or arise out of:

                           (a)      (i) breaches of any representation or
warranty on the part of the Company herein or any Schedule or Exhibit hereto or in any other written statement, certificate or other instrument delivered by it pursuant hereto; and (ii) failures by the Company to perform or otherwise fulfill any of its undertakings or other agreements pursuant to the transactions or obligations hereunder;

                           (b)      (i) breaches of any representation or
warranty on the part of Vulcan herein or in any Schedule or Exhibit hereto or in any other written statement, certificate or other instrument delivered by Vulcan pursuant hereto, except those specific representations listed in Section 8.2(c) which are covered by the Second Vulcan Indemnity below; and (ii) failures by Vulcan to perform or otherwise fulfill any of its undertakings or other agreements or obligations hereunder; or

                           (c)      any and all actions, suits, proceedings,
claims or demands incident to any of the foregoing or such indemnification.

                  8.2 Second Indemnification by Vulcan. Subject to matters described in Sections 8.5, 8.6(b)-(d) and 8.7, and effective at the Effective Time, Vulcan hereby agrees to defend, indemnify and hold harmless (the "Second Vulcan Indemnity") each Hayes Indemnitee from and against any and all Hayes Losses, and which, for purposes of this Second Vulcan Indemnity, are caused by, result from or arise out of:

                           (a)      the conduct of Vulcan, Vulcan's affiliates,
the Company or any of their directors or officers, or otherwise arising in any manner and is the subject of a claim by any shareholder of the Company who was a shareholder at any time prior to the Effective Time of the Merger ("Prior Company Shareholders") in connection with the Merger or the Red Wing Transaction (specifically including, but not limited to claims by any Prior Company Shareholder for "Fair Value" pursuant to "Dissenters' Rights" under applicable Pennsylvania law, breach of fiduciary obligations by the Company, Vulcan or any directors or officers thereof in connection with the Red Wing Transaction or the Merger, and the disbursement of the Merger Consideration pursuant to Section 1.1(h) hereof);

                           (b)      any failure by Red Wing Corporation to honor
its obligations set forth in Section 5.5 of the Contract Assignment and Asset Purchase Agreement dated March 7, 1997;

                           (c)      breaches of any representation or warranty
on the part of Vulcan or the Company contained in Sections 2.2(a), 2.2(d), 2.15,
3.1 or 3.6 hereof;

                           (d)      the exercise of any stock options of the
Company which are outstanding at the Effective Time or the conversion of such options into the right to receive the Merger Consideration Per Share as provided in Section 1.1(c) hereof; provided that the amount of Vulcan's indemnification obligation pursuant to this Section 8.2(d) shall be reduced by the amount of the net cash received by the Company from the exercise of any such stock options;

                           (e)      any default or breach, whether now existing
or hereafter arising under any contract, agreement or obligation assigned by the Company to and assumed by Red Wing Corporation; or

                           (f)      any and all actions, suits, proceedings,
claims, or demands, incident to any of the foregoing or such indemnification.

                  8.3 Indemnification by the Company. Subject to matters described in Sections 8.5, 8.6(b)-(d) and 8.7, the Company hereby agrees to defend, indemnify and hold harmless each Hayes Indemnitee from and against any and all Hayes Losses (but only if the Merger does not occur), caused by, resulting from or arising out of:

                           (a)      (i) breaches of any representation or
warranty on the part of the Company herein or in any Schedule or Exhibit hereto or in any other written statement, certificate or other instrument delivered by the Company pursuant hereto; and (ii) failures by the Company to perform or otherwise fulfill any of its undertakings or other agreements or obligations hereunder;

                           (b)      any and all actions, suits, proceedings,
claims or demands, incident to any of the foregoing or such indemnification.

                  8.4 Indemnification by Hayes. Subject to the matters described in Sections 8.6(b)-(d) and 8.7, Hayes hereby agrees to defend, indemnify and hold harmless the Company and its successors, assigns and affiliates (but only if the Merger does not occur) and effective at the Effective Time, Vulcan and its successors, assigns and affiliates (collectively, the "Company Indemnitees") from and against any and all losses, deficiencies, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys' fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) (collectively, "Company Losses"), caused by, resulting from or arising out of:

                           (a)      (i) breaches of any representation or
warranty on the part of Hayes herein or in any Schedule or Exhibit hereto or in any other written statement, certificate or other instrument delivered by Hayes pursuant hereto; and (ii) failures by Hayes to perform or otherwise fulfill any of its undertakings or other agreements or obligations hereunder; or

                           (b)      any and all actions, suits, proceedings,
claims or demands incident to any of the foregoing or such indemnification;

                  provided, however, that if any claim, liability, demand, assessment, action, suit or proceeding shall be asserted by a third party naming a Company Indemnitee in respect of which a Company Indemnitee proposes to demand indemnification from Hayes (a "Third Party Company Indemnified Claim"), such Company Indemnitee shall notify Hayes thereof, provided further, however, that the failure to so notify Hayes shall not reduce or affect the obligations of such claimant with respect thereto except to the extent that Hayes is materially prejudiced thereby. Subject to Section 8.7 of this Agreement and to rights of or duties to any insurer or other third person having liability therefor, Hayes shall have the right promptly upon receipt of such notice to assume the control and defense of, and to compromise or settle, any such Third Party Company Indemnified Claims; provided, however, that Hayes may not compromise or settle any such claim without Vulcan's written consent (which consent shall not be unreasonably withheld) if such settlement does not provide all Company Indemnitees with a complete release by the claimant and such settlement seeks to bind Vulcan to any nonmonetary obligation. Vulcan shall be entitled to participate in the defense of any such claim at its own expense.

                  8.5 Third Party Claims. If any claim, liability, demand, assessment, action, suit or proceeding shall be asserted by a third party naming a Hayes Indemnitee or the Company as a party to an action or otherwise making a claim or seeking recovery from a Hayes Indemnitee in respect of which a Hayes Indemnitee proposes to demand indemnification (a "Third Party Hayes Indemnified Claim") pursuant to the First and the Second Vulcan Indemnity, such Hayes

Indemnitee shall notify Vulcan (or the Company, as appropriate), provided, however, that the failure to so notify Vulcan (or the Company, as the case may be), except with respect to the time limitation described in Section 8.6(b), shall not reduce or affect the obligations herein with respect thereto except to the extent that Vulcan is materially prejudiced thereby. Subject to Section 8.7 of this Agreement and to rights of or duties to any insurer or other third person having liability therefor, Vulcan (or the Company, as the case may be) shall have the right promptly upon receipt of such notice to assume the control and defense of, and to compromise or settle, any such Third Party Hayes Indemnified Claims; provided that Vulcan (or the Company, as the case may be) may not compromise or settle any such claim without Hayes' written consent (which consent shall not be unreasonably withheld) if such settlement does not provide all Hayes Indemnitees with a complete release by the claimant; and either: (i) it would exceed the amount of the limitations on Vulcan's indemnification obligation set forth in Section 8.7 (ii) or such settlement seeks to bind Hayes and/or the Company to any nonmonetary obligation. Hayes shall be entitled to participate in the defense of any such claim at its own expense.

                   8.6     Certain Limitations.

                           (a)      The obligations of Vulcan to indemnify
pursuant to the First Vulcan Indemnity pursuant to Section 8.1 of this Article shall accrue only if the aggregate Hayes Losses for all matters indemnifiable under Section 8.1 exceed One Hundred Thousand Dollars (US $100,000), and then Vulcan shall be liable only for Hayes Losses in excess of such amount, subject to the maximum amount described below. The obligations of Vulcan to indemnify the Hayes Indemnitees under Section 8,1 shall not exceed the aggregate of Two Million Five Hundred Thousand U.S. Dollars (US $2,500,000). The limitations described in this Section 8.6(a) shall not apply to the Second Vulcan Indemnity as described in Section 8.2.

                           (b)      No claim for indemnification pursuant to
Section 8.1, 8.2, 8.3 or 8.4 may be made unless written notice of such claim, accompanied by a description of the particular facts involved and the provisions of this Agreement implicated, is delivered to the indemnifying party ("Indemnification Notice"). For purposes of the First Vulcan Indemnity pursuant to Section 8.1, the Indemnification Notice must be received on or before eighteen (18) months from the Effective Time; provided, however, no 18 month time limit shall apply to indemnification claims pursuant to Indemnification Notices provided to the indemnifying party before the expiration of such 18 month period where such claim(s) shall not have been fully resolved by such expiration date; and provided further, no such term limit shall apply with respect to the indemnification provided pursuant to Sections 8.2, 8.3 or 8.4.

                           (c)      The amount of Vulcan's indemnification
obligation in respect of any Hayes Loss shall be reduced by the amount of any insurance proceeds received by Hayes, the Company or the Surviving Corporation in respect of such Loss.

                           (d)      The amount of Vulcan's indemnification
obligation hereunder shall be reduced by the amount determined to be owing to Vulcan by Hayes pursuant to Section 9.12 of that certain Preferred Stock Purchase Agreement of even date herewith.

                  8.7 Defense of Certain Claims. In any Third Party Hayes Indemnified Claims or any Third Party Company Indemnified Claims defended by the Company, Hayes or Vulcan pursuant to this Agreement (i) the party not controlling the defense of such claim shall have the right to be represented by counsel and accountants, at such party's own expense, (ii) the party controlling the defense of such claim shall keep the other party fully informed of the status of such claim at all stages thereof, whether or not such other party is represented by its own counsel, (iii) the Company, Hayes or Vulcan, as applicable, shall make available to the indemnifying party and its accountants and legal representatives all books and records of the Company, Hayes or Vulcan relating to such Third Party Hayes Indemnified Claims or Third Party Company Indemnified Claims, as applicable, and (iv) the parties shall render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of such Third Party Hayes Indemnified Claims, as applicable.

                  8.8 No Impairment of Investors' Rights. Neither the examination or inspection by audit of the properties, financial condition or other matters of the Company or its business prior to the Closing, nor the fact that the Company itself is providing representations, warranties, schedules, exhibits and entering into the covenants and other matters pursuant to this Agreement, shall in no way limit, affect or impair the ability of Hayes or the Company to rely upon the representations, warranties, covenants and obligations of the Company and Vulcan set forth in this Agreement or otherwise limit the indemnification obligations set forth in this Article 8.

         9. Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                           (a)      by mutual written consent of Hayes, Merger
Sub, Vulcan and the Company;

                           (b)      by either Hayes or the Company if the Merger
shall not have been consummated before April 16, 1997 (unless the failure to do so consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement;

                           (c)      by either Hayes or the Company if any
governmental entity shall have issued a final permanent order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall become nonappealable;

                           (d)      by Hayes and Merger Sub, if (i) there shall
have been a breach on the part of the Company or Vulcan of any representation or warranty of the Company or of Vulcan set forth herein, or (ii) there shall have been any failure of the Company or Vulcan to perform or comply with the covenants or agreements hereunder and in either case, the aggregate effect of all such breaches or failures, as the case may be, would be material; or

                           (e)      by the Company if (i) there shall have been
a breach of any representation or warranty on the part of Hayes or Merger Sub or
(ii) there shall have been a
failure of Hayes or Merger Sub to perform or comply its covenants and agreements hereunder and, in either case, the aggregate effect of all such breaches and failures would be material.

                  9.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders. Nothing contained in this Section 9.2 shall relieve any party from liability for any breach of this Agreement.

         10.      Miscellaneous.

                  10.1 Survival of Warranties. The warranties and representations of the Company, Hayes, and Vulcan contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement.

                  10.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The rights and obligations of the parties hereto may not be assigned without the express written consent of the other parties hereto; provided, however, that no assignment shall relieve such party from or diminish or affect such party's obligations hereunder, unless pursuant to written permission from the party or parties to whom said obligation(s) is/are owed.

                  10.3 Governing Law; Dispute Resolutions. This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without reference to its conflicts of law principles.

                           (a)      Policy - Mediation.  The parties hope there
will be no disputes arising out of their relationship. To that end, each commits to cooperate in good faith and to deal fairly in performing its duties under this agreement in order to accomplish their mutual objectives and avoid disputes. But if a dispute arises, the parties agree to resolve all disputes, except as set forth below, by the following alternate dispute resolution process:

                                    (i)     first, the parties will seek a fair
                                            and prompt negotiated resolution in
                                            accordance with the following
                                            procedures:

                                            (A)      Upon the written request of
                                                     either party hereto, each
                                                     of the parties will appoint
                                                     a designated representative
                                                     whose task it will be to
                                                     meet for the purpose of
                                                     endeavoring to resolve such
                                                     dispute.

                                            (B)      The designated
                                                     representatives shall meet
                                                     as often as necessary to
                                                     gather and furnish to the
                                                     other all information with
                                                     respect to the matter in
                                                     issue which is appropriate
                                                     and germane in connection
                                                     with its resolution.

                                            (C)      Such representatives shall
                                                     discuss the problem and
                                                     negotiate in good faith in
                                                     an effort to resolve the
                                                     dispute without the
                                                     necessity of any formal
                                                     proceeding relating
                                                     thereto.

                                            (D)      During the course of such
                                                     negotiations all reasonable
                                                     requests made by one party
                                                     to the other for non-
                                                     privileged information
                                                     reasonably related to this
                                                     Agreement, will be honored
                                                     in order that each of the
                                                     parties may be fully
                                                     advised of the other's
                                                     position.

                                            (E)      The specific format for
                                                     such discussions will be
                                                     left to the discretion of
                                                     the designated
                                                     representatives, but may
                                                     include the preparation of
                                                     agreed upon statements of
                                                     fact or written statements
                                                     of position furnished to
                                                     the other party.

                                    (ii)    If the designated representatives
                                            cannot resolve the dispute within
                                            sixty (60) days after the initial
                                            request to negotiate the dispute,
                                            then the dispute shall be escalated
                                            to the Chairman of Hayes, or his
                                            designee, and the Chief Executive
                                            Officer of Vulcan, for their review
                                            and resolution. If the dispute
                                            cannot be resolved within thirty
                                            (30) days after referral to such
                                            officers, then the provisions of
                                            Subsection (b) below shall apply.

                           (b)      Arbitration.  Except as provided below, all
disputes not resolved in accordance with the above procedures shall be resolved by binding arbitration. The parties recognize that negotiation or mediation may not be appropriate to resolve some disputes and agree that either party may proceed with arbitration without negotiating or mediating. The parties confirm that by agreeing to this alternate dispute resolution process, they intend to give up their right to have any dispute decided in court by a judge or jury. Notwithstanding the foregoing or anything to the contrary herein, if a dispute arises out of or relates to a breach of the Confidentiality Agreements between the parties dated February 19, 1997 (between the Company and Hayes) or dated March 20, 1997 (between Vulcan and Hayes), or any other agreement or provision for which a party is seeking injunctive relief, then such dispute shall not be subject to the provisions of this Section 10.3 and may be resolved by formal judicial or equitable resolution.

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



                           (c)      Binding Arbitration.  Except as provided
above, any claim between the parties, including but not limited to those arising out of or relating to this agreement and any claim based on or arising from an alleged tort, shall be determined by arbitration in Atlanta, Georgia. In any arbitration proceeding, there shall be three (3) arbitrators, one selected by Hayes, one selected by Vulcan, and the third selected by the two arbitrators chosen by the parties. If the parties (or their respective arbitrators) cannot agree on the identity of the arbitrator(s) within ten (10) days of the arbitration demand, the arbitrator(s) shall be selected by the administrator of the American Arbitration Association (AAA) office in Atlanta, Georgia from its Large, Complex Case Panel (or have similar professional credentials). Each arbitrator shall be an attorney with at least fifteen (15) years' experience in commercial law and shall reside in the Atlanta metropolitan area. Whether a claim is covered by this agreement shall be determined by the arbitrator(s). All statutes of limitations which would otherwise be applicable shall apply to any arbitration proceeding hereunder.

                           (d)      Procedures.  The arbitration shall be
conducted in accordance with the AAA Commercial Arbitration Rules with Expedited Procedures, in effect on the date hereof, as modified by this agreement. There shall be no dispositive motion practice. As may be shown to be necessary to ensure a fair hearing: the arbitrator(s) may authorize limited discovery; and may enter pre-hearing orders regarding (without limitation) scheduling, document exchange, witness disclosure and issues to be heard. The arbitrator(s) shall not be bound by the rules of evidence or of civil procedure, but may consider such writings and oral presentations as reasonable business people would use in the conduct of their day-to-day affairs, and may require the parties to submit some or all of their case by written declaration or such other manner of presentation as the arbitrator(s) may determine to be appropriate. The parties intend to limit live testimony and cross-examination to the extent necessary to ensure a fair hearing on material issues.

                           (e)      Hearing - Law - Appeal Limited. The
arbitrator(s) shall take such steps as may be necessary to hold a private hearing within one hundred twenty (120) days of the initial demand for arbitration and to conclude the hearing within three (3) days; and the arbitrator(s)'s written decision shall be made not later than fourteen (14) calendar days after the hearing. The parties have included these time limits in order to expedite the proceeding, but they are not jurisdictional, and the arbitrator(s) may for good cause afford or permit reasonable extensions or delays, which shall not affect the validity of the award. The written decision shall contain a brief statement of the claim(s) determined and the award made on each claim. In making the decision and award, the arbitrator(s) shall apply applicable substantive law. Absent fraud, collusion or willful misconduct by an arbitrator, the award shall be final, and judgment may be entered in any court having jurisdiction thereof. The arbitrator(s) may award injunctive relief or any other remedy available from a judge, including the joinder of parties or consolidation of this arbitration with any other involving common issues of law or fact or which may promote judicial economy, and may award attorneys' fees and costs to the prevailing party but shall not have the power to award punitive or exemplary damages. The decision and award of the arbitrators need not be unanimous; rather, the decision and award of two arbitrators shall be final.

                           (f)      Provisional Remedies.  Pending selection of
the arbitrator(s), either party may request the AAA to appoint unilaterally an arbitrator for the limited purpose of awarding temporary or preliminary relief. This award may be immediately entered in any federal or state court having jurisdiction over the parties even though the decision on the underlying dispute may still be pending. Once appointed, the arbitrator(s) may, upon request of a party, issue a superseding order to modify or reverse such temporary or preliminary relief or may confirm such relief pending a full hearing on the merits of the underlying dispute. Any such initial or superseding order of temporary or preliminary relief may be immediately entered in any federal or state court having jurisdiction over the parties even though the decision on the underlying dispute may remain pending. Such relief may be granted by the arbitrator(s) only after notice to and opportunity to be heard by the opposing party unless the party applying for such relief demonstrates that its purpose would be rendered futile by giving notice.

                  10.4 Counterparts. This Agreement may be executed in one or more counterparts, including counterparts transmitted by telecopier or telefax, all of which shall be considered one and the same agreement. Facsimile copies with signatures of the parties to this Agreement, or their duly authorized representatives, shall be legally binding and enforceable. All such facsimile copies are declared as originals and accordingly admissible in any jurisdiction or tribunal having jurisdiction over any matter relating to this Agreement; however, original counterpart signature pages shall be promptly delivered to all parties and attached to as the counterpart original of the applicable documents.

                  10.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  10.6 Notices. All notices, requests and other communications that any party is required or elects to give hereunder shall be in writing and shall be deemed to have been given (a) upon personal delivery thereof, including by overnight courier service, one (1) day after delivery to the courier or, if earlier, upon delivery against a signed receipt therefor or
(b) upon transmission by facsimile or telecopier, which transmission is confirmed and an original of such notice is, on or before the next day of U.S. Postal Service operations following such transmission, sent by First Class Mail, postage prepaid, in either case addressed to the party to be notified at the address set forth below or at such other address as such party shall have notified the other parties hereto, by notice given in conformity with this
Section 10.6:

                           (a)      If to Hayes:

                                    if by hand or overnight courier:

                                    Hayes Microcomputer Products, Inc.
                                    5835 Peachtree Corners Circle East
                                    Norcross, Georgia 30092
                                    Attention: Mr. Dennis C. Hayes and

                                               Contracts Administration
                                    Telecopy:  (770) 840-6840

                                    if by United States mail:

                                    Hayes Microcomputer Products, Inc.
                                    Post Office Box 105203
                                    Atlanta, Georgia 30348
                                    Attention: Mr. Dennis C. Hayes
                                               and Contracts Administration

                                    with a required copy to:

                                    Womble Carlyle Sandridge & Rice, PLLC
                                    1275 Peachtree Street, N.E., Suite 700
                                    Atlanta, Georgia 30309
                                    Attention: G. Donald Johnson, Esq.
                                    Telecopy:  (404) 888-7490

                           (b)      If to the Company:

                                    Cardinal Technologies, Inc.
                                    1827 Freedom Road
                                    Lancaster, Pennsylvania 17602
                                    Attention: Mr. Frank Leonardi
                                    Telecopy:  (717) 293-3055

                                    with a required copy to:

                                    Drinker Biddle & Reath
                                    Suite 300
                                    1000 Westlakes Drive
                                    Berwyn, Pennsylvania 19312-2409
                                    Attention: Walter J. Mostek, Jr., Esquire
                                    Telecopy:  (610) 993-8585

                           (c)      If to Vulcan:

                                    Vulcan Ventures Incorporated
                                    110-110th Avenue, N.E.
                                    Suite 500
                                    Bellvue, Washington 98004
                                    Attention: Mr. William D. Savoy
                                    Telecopy:  (206) 453-1985
                                    with a required copy to:

                                    Foster Pepper & Shefelman
                                    1111 Third Avenue
                                    Suite 3400
                                    Seattle, Washington 98101-3299
                                    Attention: Christopher W. Wright, Esquire
                                    Telecopy:  (206) 749-2037

                  10.7 Expenses. Each party hereto shall pay all fees and expenses of such party's respective counsel, accountants and other paid representatives and all other expenses incurred by such party incident to the negotiation, preparation and execution of this Agreement and the consummation of the transaction contemplated hereby.

                  10.8 Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of each of the parties hereto.

                  10.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                  10.10 Entire Agreement. This Agreement, the Exhibits and Schedules attached hereto, and such are hereby incorporated herein, and the other documents and agreements delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof and supersedes any prior agreements (including any memorandum of understanding or letters of intent) between the parties regarding the subject matter hereof.

                  10.11 Public Announcements. No party shall make any public announcement of the execution of this Agreement or the transactions contemplated hereby without first obtaining the prior consent of the other parties hereto; provided, however, that nothing contained herein shall prohibit any party hereto from making any public announcement that such party determines in good faith, is required by applicable law or the rules or regulations of any applicable securities exchange; provided, that in such event, such party shall use its reasonable efforts to consult with the other parties hereto prior to making such disclosure and in any case will promptly notify all other parties of such disclosure.

                  10.12 Further Assurances. Each party covenants that at any time, and from time to time, after the date of Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

                  10.13 Tax Consequences of the Parties. The parties agree that no parties make any representations or warranties herein as to the tax consequences of this Agreement or the events and the actions contemplated hereby.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        HAYES MICROCOMPUTER PRODUCTS, INC.,
                                        a Georgia corporation

                                        By:    /s/ Dennis C. Hayes
                                               ---------------------------
                                        Name:  DENNIS C. HAYES
                                        Title: Chairman

                                        HAYES MERGER SUB, INC.,
                                        a Pennsylvania corporation

                                        By:    /s/ Dennis C. Hayes
                                               ---------------------------
                                        Name:  Dennis C. Hayes
                                               ---------------------------
                                        Title: President
                                               ---------------------------

                                        CARDINAL TECHNOLOGIES, INC.,
                                        a Pennsylvania corporation

                                        By:    /s/ Frank Leonardi
                                               ---------------------------
                                        Name:  Frank Leonardi
                                        Title: President

                                        VULCAN VENTURES INCORPORATED,
                                        a Washington corporation

                                        By:    /s/ William D. Savoy
                                               ---------------------------
                                        Name:  William D. Savoy
                                        Title: Vice President